Media Investors Mark Folk Jim Rowe 704-383-7088 415-396-8216 Wells Fargo Reports November Retail Banking Customer Activity SAN FRANCISCO, December 16, 2016 – Wells Fargo & Company (NYSE: WFC) today reported Retail Banking customer activity data for November 2016. Tim Sloan, President and Chief Executive Officer noted, “Today’s update on Retail Banking trends is part of our ongoing commitment to transparency. We were pleased that in November our existing customers continued to actively use their accounts and valued their relationships with Wells Fargo. We remain focused on meeting our customers’ financial needs by providing great service and quality products. We will provide our next update on these customer trends in mid-January.” Mary Mack, head of Community Banking, added, “Balance, transaction and new account trends continued as expected in November. We know we have more work ahead of us and we remain focused on strengthening our relationships with existing customers and building new ones with potential customers.”

Page 2 of 4 Key Takeaways Customer Interactions  Total branch interactions were down 5% from October 2016 (linked month “LM’) and down 3% from November 2015 (year-over-year “YoY”) o Branch banker interactions were down LM and YoY primarily driven by a slowdown in new account openings Deposit Balances and Accounts  Average consumer and small business deposit balances were up modestly LM and up 8% YoY  Consumer checking account opens were down 9% LM and 41% YoY  Customer-initiated consumer checking account closures were down 13% LM, but up modestly, 2%, YoY Debit and Credit Cards  Customers continued to actively use their debit and credit cards o Point-of-sale debit card transactions were down 5% LM consistent with the seasonal slowdown experienced last year (down 4% LM October 2015 to November 2015), but were up 7% YoY o Point-of-sale active consumer credit card accounts were unchanged LM, but up 8% YoY; both consumer credit card purchase volume and balances outstanding were up LM and YoY  New credit card applications were up 3% LM, but were down 45% YoY Customer Experience Surveys  Customer loyalty scores were up LM, with scores showing improvement from lows seen early in October, but down YoY  Survey results of overall satisfaction with most recent visit were 74.8% in November, up from 73.9% in October 2016, but down from 77.7% in November 2015

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(in millions, unless otherwise noted)	Nov 2016	Oct 2016	Nov 2015	Nov 2016 change from: (1) Oct 2016	Nov 2016 change from: (1) Nov 2015
Customer Interactions (2)					
Total Branch Interactions	49.7	52.2	51.3	-5%	-3%
Teller Transactions	46.9	49.2	48.1	-5%	-2%
Branch Banker Interactions	2.8	3.0	3.2	-7%	-14%
Total Phone Banker Interactions	9.3	9.1	8.5	2%	9%
Total Digital (Online and Mobile) Secure Sessions	461.5	477.2	419.3	-3%	10%
Total Digital (Online and Mobile) Active Customers (3)	27.4	27.4			
Consumer Checking Account Opens	0.3	0.3	0.5	-9%	-41%
Consumer Checking Account Customer-Initiated Closures (4)	0.2	0.2	0.2	-13%	2%
Deposit Balances and Accounts					
Consumer and Small Business Banking Deposits *(period end, $ in billions)*	$ 748.8	$ 745.0	$ 697.3	1%	7%
Consumer and Small Business Banking Deposits *(average, $ in billions)*	$ 747.5	$ 744.7	$ 694.5	0%	8%
Primary Consumer Checking Customers (5)	*	23.6	22.8		
Primary Consumer Checking Customers YoY Growth (5)	*	3.9%	5.6%		
Debit Cards (Consumer and Business)					
Point-of-Sale Active Cards	26.1	26.3	25.6	-1%	2%
Point-of-Sale Transactions	654.9	686.0	613.1	-5%	7%
Consumer Credit Cards					
Point-of-Sale Active Accounts	7.8	7.8	7.2	0%	8%
Applications	0.2	0.2	0.4	3%	-45%
Balances *(period end, $ in billions)*	$ 27.4	$ 26.9	$ 24.9	2%	10%
Purchase Volume *($ in billions)*	$ 5.8	$ 5.6	$ 5.2	3%	11%
Customer Experience Survey Scores with Branch					
Customer Loyalty	53.6%	52.3%	61.4%		
Overall Satisfaction with Most Recent Visit	74.8%	73.9%	77.7%		

** Final Primary Consumer Checking Customers and YoY Growth for November 2016 were not available at time of reporting. Percentage changes are calculated using whole numbers. If the % change were based on the rounded amounts presented, it would produce a different result for Branch Banker Interactions, Consumer Checking Account Opens, Consumer Checking Account Customer-Initiated Closures, Consumer Credit Card Applications and Consumer Credit Card Purchase Volume, but all differences are attributable to rounding. (1) November 2016 and October 2016 both had 20 business days, while November 2015 had 19 business days. (2) A customer communication or transaction qualifies as a customer traffic interaction, which is consistent with the definition used by management for each customer channel presented. Preparation of customer traffic interaction metrics requires the application of interpretive judgement for each communication or transaction. Management uses these metrics to monitor customer traffic trends within the Company's Retail Banking business. (3) Primarily includes retail banking, consumer lending, small business and business banking customers. (4) Does not include accounts closed by the bank. (5) Customers who actively use their checking account with transactions such as debit card purchases, online bill payments, and direct deposit.*

Conference Call

The Company will host a live conference call on Friday, December 16, at 7 a.m. PT (10 a.m. ET). You may participate by dialing 866-872-5161 (U.S. and Canada) or 706-643-1962 (International). The call will also

Page 4 of 4 be available online at https://www.wellsfargo.com/about/investor-relations/events/ and https://engage.vevent.com/rt/wells_fargo_ao~35883187. A replay of the conference call will be available beginning at 11:30 a.m. PT (2:30 p.m. ET) on Friday, December 16 through Friday, December 30. Please dial 855-859-2056 (U.S. and Canada) or 404-537- 3406 (International) and enter Conference ID 35883187#. The replay will also be available online at https://www.wellsfargo.com/about/investor-relations/events/ and https://engage.vevent.com/rt/wells_fargo_ao~35883187. Cautionary Statement About Forward-Looking Statements This news release contains forward-looking statements about our future financial performance and business. Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,600 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 269,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 27 on Fortune’s 2016 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. # # #